Exhibit 99.1

Report of Independent Auditors

Board of Directors and Unitholders
Legacy Reserves LP
Midland, Texas

We have audited the accompanying statements of revenues and direct operating expenses of the oil and natural gas properties (the “COG 2012 Acquisition Properties”), as defined in Note 1, acquired on December 31, 2012 by Legacy Reserves LP (the Partnership) for the year ended December 31, 2011 and the nine months ended September 30, 2012. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over the financial reporting associated with the COG 2012 Acquisition Properties. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and are not intended to be a complete presentation of the results of operations of the COG 2012 Acquisition Properties.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the COG 2012 Acquisition Properties for the year ended December 31, 2011 and the nine months ended September 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Houston, Texas
February 27, 2013

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
COG 2012 ACQUISITION PROPERTIES

	Nine months ended September 30, 2012	Year ended December 31, 2011
	(In thousands)
Revenues:
Oil sales	$79,162	$103,431
Natural gas liquids (NGL) sales	180	331
Natural gas sales	12,272	20,359
Total revenues	91,614	124,121

Direct operating expenses:
Oil and natural gas production	18,513	23,148
Production and other taxes	6,469	8,833
Total direct operating expenses	24,982	31,981

Revenues in excess of direct operating expenses	$66,632	$92,140

See accompanying notes to statements of revenues and direct operating expenses.

COG 2012 ACQUISITION PROPERTIES
 NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(1) Basis of Presentation

The accompanying financial statements present the revenues and direct operating expenses of the oil and natural gas properties acquired pursuant to a Purchase and Sale Agreement dated November 5, 2012 among COG Operating LLC, a Delaware limited liability company, and Concho Oil & Gas LLC, a Texas limited liability company, both wholly owned subsidiaries of Concho Resources, Inc ("Concho"), and Legacy Reserves Operating LP, a Delaware limited partnership and a wholly owned subsidiary of Legacy Reserves LP ("Legacy"), for the year ended December 31, 2011 and the nine months ended September 30, 2012 (the "COG 2012 Acquisition Properties"). The COG 2012 Acquisition Properties were purchased by Legacy on December 20, 2012, for a net cash purchase price of $502.6 million.

The accompanying statements of revenues and direct operating expenses of the COG 2012 Acquisition Properties do not include indirect general and administrative expenses, interest expense, depreciation, depletion and amortization, or any provision for income taxes. Legacy's management believes historical expenses of this nature incurred by Concho associated with the properties are not indicative of the costs to be incurred by Legacy.

Revenues in the accompanying statements of revenues and direct operating expenses are recognized based on the COG 2012 Acquisition Properties' share of any given period's production multiplied by the contract price received for the period. The direct operating expenses are recognized on the accrual basis and consist of the direct costs of operating the COG 2012 Acquisition Properties including production taxes, lifting costs, gathering, well repair and well workover costs. Direct costs do not include general corporate overhead.

Historical financial information reflecting financial position, results of operations, and cash flows of the COG 2012 Acquisition Properties is not presented because it would be impractical and costly to obtain since such financial information was not historically prepared by Concho. Other assets acquired and liabilities assumed were not material. In addition, the COG 2012 Acquisition Properties were a part of a larger enterprise prior to the acquisition by Legacy, and representative amounts of indirect general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the COG 2012 Acquisition Properties acquired, nor would such allocated historical costs be relevant to future operations of the COG 2012 Acquisition Properties. The historical statements of revenues and direct operating expenses of Concho's interest in the COG 2012 Acquisition Properties are presented in order to substantially comply with the rules and regulations of the Securities and Exchange Commission (the "SEC") for businesses acquired.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) Business Combination

On July 3, 2012, Concho closed an acquisition of oil and natural gas properties from a third party. The revenues and direct operating expenses associated with these acquired properties are included in these audited financial statements from the date of closing through September 30, 2012.

(3) Subsequent Events

In accordance with Accounting Standards Codification 855, Legacy has evaluated subsequent events through February 27, 2013, the date of the accompanying statements of revenue and direct operating expenses were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statements of revenue and direct operating expenses.

(4) Supplemental Financial Information for Oil and Natural Gas Producing Activities (Unaudited)

The following reserve estimates have been prepared by Legacy's internal petroleum engineer as of December 31, 2011 and September 30, 2012. The reserve estimates have been prepared in compliance with the SEC rules and accounting standards based on the 12-month un-weighted first-day-of-the-month average price as of December 31, 2011 and September 30, 2012, respectively, with appropriate adjustments by property for location, quality, gathering and marketing adjustments.

(a) Reserve Quantity Information

Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

Below are the net quantities of total proved reserves and proved developed reserves of the COG 2012 Acquisition Properties. An analysis of the change in estimated quantities of reserves, all of which are located within the United States, is presented below.

	Oil (MBbls)(1)	Natural Gas (MMcf)(1)
Total Proved Reserves:
Balance, December 31, 2010	10,669	20,193
Revisions from drilling and recompletions	501	711
Revisions of previous estimates due to price	430	329
Production	(1,144)	(2,621)
Balance, December 31, 2011	10,456	18,612
Purchases of minerals-in-place	2,736	33,757
Revisions from drilling and recompletions	287	426
Revisions of previous estimates due to price	(75)	(627)
Production	(875)	(2,706)
Balance, September 30, 2012	12,529	49,462
Proved Developed Reserves:
December 31, 2010	8,849	14,969
December 31, 2011	9,259	16,654
September 30, 2012	11,221	45,037
Proved Undeveloped Reserves:
December 31, 2010	1,820	5,224
December 31, 2011	1,197	1,958
September 30, 2012	1,308	4,425
____________________

(1)
Due to the lack of prior year reserve studies, Legacy prepared a reserve study for the most recent period presented and computed reserves for prior periods using historical production amounts and drilling activity.

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves ("Standardized Measure") is a disclosure requirement under Accounting Standards Codification 932-235. The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of the proved oil and natural gas reserves of the COG 2012 Acquisition Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions. The estimates of future cash flows and future production and development costs are based on the 12-month un-weighted first-day-of-the-month average price as of December 31, 2011 and September 30, 2012, respectively, for oil and natural gas, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. No deduction has been made for general and administrative expenses, interest expense, depreciation, depletion and amortization or federal or state income taxes.

The Standardized Measure relating to proved oil and natural gas reserves are presented below:

	September 30,	December 31,
	2012	2011
	(In thousands)
Future production revenues	$1,329,697	$1,087,885
Future costs:
Production	(534,378)	(403,744)
Development	(63,717)	(56,847)
Future net cash flows before income taxes	731,602	627,294
10% annual discount for estimated timing of cash flows	(344,112)	(282,436)
Standardized measure of discounted net cash flows	$387,490	$344,858

The standardized measure is based on the following oil and natural gas prices realized over the life of the properties at the wellhead as of the following dates:

	September 30,	December 31,
	2012	2011
Oil (per Bbl)	$95.17	$92.71
Natural Gas (per MMBtu)	$2.88	$4.12

Changes in the Standardized Measure relating to proved oil and natural gas reserves is as follows:

	Nine months ended September 30,	Year ended December 31,
	2012	2011
	(In thousands)
Increase (decrease):
Sales, net of production costs	$(66,632)	$(92,140)
Net change in sales prices, net of production costs	(15,084)	75,101
Revisions of previous estimates due to infill drilling,
recompletions and stimulations	6,405	15,172
Previously estimated development costs incurred	13,867	27,379
Purchases of minerals-in-place	90,560	—
Other	(3,981)	(1,481)
Accretion of discount	17,497	27,630
Net increase	42,632	51,661
Standardized measure of discounted future net cash flows:
Beginning of period	344,858	293,197
End of period	$387,490	$344,858

Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations, reservoir behavior, equipment condition and other matters. Actual quantities of oil and natural gas produced in the future may differ materially from the amounts estimated.

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